Exhibit 4.9

Supplementary Agreement

Party A: Shenzhen Adseast Modern Information Technology Co., Ltd.

Contact: Wang Hongbin Tel: 17600277043

Address: Room 1107, Yaohua Building, No.6023, Shennan Avenue, Tian'an Community, Shatou Street, Futian District, Shenzhen City

Zhengzhou Youcheng Network Technology Co., Ltd.
Henan Fenghai Electronic Technology Co., Ltd.
Zhengzhou Youcheng Network Technology Co., Ltd.
Hainan Mozi Charity Foundation
Zhuhai Wanda Smart Business Technology Co., Ltd.
Beijing Changliaotianxia Technology Co., Ltd.
Beijing Yinyou Erlai Technology Co., Ltd.
Beijing Lida Zhisheng Technology Co., Ltd.
Hangzhou Shouxiu Network Technology Co., Ltd.
Dongguan Tianlian Technology Co., Ltd.
Beijing Momo Information Technology Co., Ltd.
Chengdu Shiyi Information Technology Co., Ltd.
Nanning Xingchang Network Technology Co., Ltd.
Shaanxi Qijia Information Technology Co., Ltd.

E-mail: Wanghongbin@adseast.com	Party A’s customer (if any):	Tantan Cultural Development (Beijing) Co., Ltd.
Hangzhou Xiwang Internet Technology Co., Ltd.
Beijing NetEase Media Co., Ltd.
Shenzhen Shengxin Network Technology Co., Ltd.
Tianjin Lingxi Shuzhi Technology Co., Ltd.
Beijing Yuanrui Technology Co., Ltd.
Guangzhou Secco Technology Co., Ltd.
Nanning Yuezan Network Technology Co., Ltd.
Hebei Lionful Foundation
Shenzhen Maobi Information Technology Co., Ltd.
Hangzhou Qianyan Network Technology Co., Ltd.
Hangzhou Fire Cloud Technology Co., Ltd.
Shenyang Shengbaili Network Technology Co., Ltd.
(The advertiser subsequently added shall be subject to the email)

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Party B:	Beijing Baosheng Network Technology Co., Ltd.	Tel:	18513332305

Contact:	Gong Sheng

Address:	5F East, Building 8, Xishanhui,
Shijingshan District, Beijing

E-mail:	heyd@bsacme.com

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Whereas both parties have reached the following supplementary agreement on the matters related to Ali media policies based on the original agreement on January 1, 2024 through friendly negotiation (hereinafter referred to as the “Supplementary Agreement”)

1. Business polices in 2024

If Party A has applied for or reported key development customers (new or recalled) to the media for the advertiser, Party B shall give Party A 7% rebate offer for the advertiser in accordance with the total amount recharged by Party A that time and the principle of immediate rebate. The policy is cash refund. Example: If Party A recharge CNY 93 in cash, the actual amount received by the account is CNY 100. Where media policies have been established, the media policies shall prevail.

2. Matters uncovered in the supplementary agreement shall be subject to the original agreement; Matters agreed in the supplementary agreement shall be subject to the supplementary agreement.

3. The Agreement comes into effect since signed and sealed by both parties. This agreement is made in duplicate, with each party holding one copy, both of which have the same legal effect.

(No text)

Party A (seal):	Party B (seal)
Date: January 1, 2024	Date: January 1, 2024

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